Exhibit 99.1

Company Contacts:

Paul A. Brown, M.D, Founder & Chairman	Alisa Steinberg (Media)
Stephen J. Hansbrough, President & CEO	Stephen D. Axelrod, CFA

HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(561) 478-8770	Tel. (212) 370-4500 Fax (212) 370-4505

HEARUSA REVENUES INCREASE 12% IN THIRD QUARTER

West Palm Beach, Florida, October 9, 2006 – HearUSA, Inc. (AMEX: EAR) today reported that revenue for the third quarter of fiscal 2006 increased approximately 12 percent to approximately $22.0 million from $19.6 million in the third quarter a year earlier. Revenue for the first 9 months increased approximately 14 percent to approximately $65.9 million in 2006 from $57.7 million in 2005. The company also announced that during the third quarter the company closed on five acquisitions with total trailing twelve month revenues of approximately $2.8 million.

Mr. Stephen J. Hansbrough, President and CEO stated, “Although hearing aid sales were down nationwide early in the quarter, HearUSA sales rebounded to their targeted levels for the month of September.” The company reaffirmed its previously announced targets of $90 million in revenues for 2006 and 12% of income from operations over the longer term.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. HearUSA Centers, all of which are company owned, are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those relating to the company’s reaffirmation of previously announced guidance for 2006 and for income from operations over the longer term. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s acquisition program; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2005 fiscal year.

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